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Champions Oncology Reports Results for the Third Quarter Ended January 31, 2014

Hackensack, NJ – March 13, 2014 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the fiscal third quarter ended January 31, 2014.

Third Quarter and Recent Business Highlights:

•	Grew total revenues to a record quarterly high of $3.7 million
•	Increased quarterly implants to 77, an 88% increase over the prior year result
•	Appointed Angela Davies, M.D. as Chief Medical Officer
•	Launched collaboration with Parkway Cancer Centre, a leading private oncology group in Singapore
•	Amended terms of the stock issued in 2011 and 2013 to increase shareholder equity to $4.5 million

Joel Ackerman, Champions Oncology CEO, stated, “The third quarter of fiscal 2014 was another very successful quarter for the company as we continue to offer cancer patients personalized therapeutic decision-making solutions and help pharmaceutical companies speed their oncology drug development. We achieved record implants and revenues for the quarter, demonstrating successful execution on our commercial strategy and setting the stage for continued growth in the future. The amendment of the terms of the 2011 and 2013 stock issuance was an important concession from our shareholders and another important milestone in our effort to uplist to a national securities exchange.”

Financial Results

For the third quarter of 2014, revenue was $3.7 million, as compared to $2.9 million for the three months ended January 31, 2013, an increase of 27%. For the nine-month period ended January 31, 2014, revenue was $9.1 million, as compared to $6.5 million for the same period of the prior year, an increase of 40%. Total operating expenses for the third quarter 2014 were $5.1 million, as compared to $3.6 million for the three months ended January 31, 2013. For the nine month period ended January 31, 2014, total operating expenses were $13.0 million, as compared to $10.7 million for the same period of 2013.

For the third quarter of 2014, Champions reported a loss from operations of $1.4 million as compared to a loss from operations of $0.7 million for the three months ended January 31, 2013. Excluding stock-based compensation of $0.94 million and $0.57 million for the three months ended January 31, 2014 and 2013, Champions recognized a loss from operations of $0.47 million and $0.15 million respectively. For the nine months ended January 31, 2014, Champions reported a loss from operations of $3.9 million as compared to a loss from operations of $4.2 million for the nine-month period of the prior year. Excluding stock-based compensation of $2 million and $1.9 million for the nine months ended January 31, 2014 and 2013, Champions recognized a loss from operations of $1.9 million and $2.3 million respectively.

Operating Results

Personalized Oncology Solutions (POS): Record Number of Quarterly Implants - 77

The number of implants during the quarter was 77 consisting of 57 commercial implants and 20 implants from research partnerships. Total implants increased 88% over the same period last year with a 39% increase in implants from commercial POS efforts. The increase in commercial implants was the result of growing demand from patients in both the U.S. and internationally.

The 20 research implants were generated as a result of partnerships Champions forged with academic medical centers. These implants are expected to enable Champions to accelerate the growth of its TumorBank in particular tumor types which should further Champions’ efforts to validate the TumorGraft platform for biomarker development.

The number of patients for whom tests were completed was 20 for the quarter, an increase of 82% over the same period last year. The increase in patient tests is the result of higher implant volumes in preceding quarters which lead to subsequent tests. POS revenues were $0.6 million and $0.5 million for the three months ended January 31, 2014 and 2013, respectively, an increase of $0.1 million or 25%. The increase is due to the increase in commercial implants and tests offset by lower per test pricing. Core POS revenues, which includes revenue from implants and tests, increased 28% and non-core revenues increased 17%. POS revenue was $1.8 million and $1.9 million for the nine months ended January 31, 2014 and 2013, respectively, a decrease of $0.1 million or (5.2)% due to the increase in core POS volumes offset by a decrease in per test pricing.

POS cost of sales was $0.6 million and $0.7 million for the three months ended January 31, 2014 and 2013, respectively, a decrease of $0.1 million, or (9)%. POS cost of sales was $2.1 million and $2.0 million for the nine months ended January 31, 2014 and 2013, respectively, an increase of $0.1 million, or 5%. For the three months ended January 31, 2014 and 2013, gross margins for POS were (4)% and (43)%, respectively. For the nine months ended January 31, 2014 and 2013, gross margins for POS were (17)% and (10)%, respectively. The gross margin in this business segment fluctuates based on a number of factors including business mix, pricing and volumes.

Translational Oncology Solutions (TOS):

TOS revenues were $3.1 million and $2.4 million for the three months ended January 31, 2014 and 2013, respectively, an increase of $0.7 million, or 27%. Included in revenues for the quarter ended January 31, 2014 was a technology licensing deal signed in December. Included in revenues for the quarter ended January 31, 2013 was a onetime buyout from a Teva risk sharing deal. TOS revenues were $7.3 million and $4.6 million for the nine months ended January 31, 2014 and 2013, respectively, an increase of $2.7 million, or 57%. The increase reflects continued growth in our TOS business driven by increased customer adoption of TumorGraft technology, an expanded sales effort and growth of the company’s TumorBank.

TOS cost of sales was $1.0 million and $0.6 million for the three months ended January 31, 2014 and 2013, respectively, an increase of $0.4 million, or 78%. TOS cost of sales was $2.6 million and $1.7 million for the nine months ended January 31, 2014 and 2013, respectively, an increase of $0.9 million, or 49%. For the three months ended January 31, 2014 and 2013, gross margins for TOS were 68% and 77%, respectively. Gross margins for the quarters ended January 31, 2014 and 2013 was higher than usual due to the higher gross margins from the technology licensing revenue. Gross margins for the quarter ended January 31, 2013 was higher than usual because the one-time payment from Teva did not have any cost of sales associated with it in the quarter. For the nine months ended January 31, 2014 and 2013, gross margins for TOS were 64% and 62%, respectively.

Research and development expense was $0.5 million and $0.6 for three months ended January 31, 2014 and 2013, respectively. Research and development expense was $1.6 million and $1.4 for nine months ended January 31, 2014 and 2013, respectively. Sales and marketing expense for the three months ended January 31, 2014 and 2013 was $0.8 million and $0.7 million respectively. Sales and marketing expense for the nine months ended January 31, 2014 and 2013 were $2.1 million and $2.0 million, respectively. General and administrative expense for the three months ended January 31, 2014 and 2013 was $2.1 million and $1.1 million, respectively. The increase was due to an increase in stock based compensation expense, the addition of 3 senior executives to the company and the accrual of bonus payments for fiscal 2014. General and administrative expense for the nine months ended January 31, 2014 and 2013 was $4.5 million and $3.5 million, respectively.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its third quarter 2014 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Friday, March 14, 2014 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP loss from operations to non-GAAP loss from operations for an explanation of the amounts excluded to arrive at non-GAAP loss from operations and related non-GAAP loss from operations per share amounts for the three and nine months ended January 31, 2014 and 2013. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP loss from operations and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions defines non-GAAP dilutive loss per share amounts as non-GAAP loss from operations divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP loss from operations and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2013 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Loss from Operations (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
Loss from Operations - GAAP	$(1,408)	$(720)	$(3,882)	$(4,235)
Less:
Stock-based compensation	941	570	1,968	1,934
Loss from Operations - non-GAAP	$(467)	$(150)	$(1,914)	$(2,301)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
EPS – GAAP	$(0.01)	$(0.02)	$(0.08)	$(0.09)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.03	0.04
EPS - non-GAAP	$-	$(0.01)	$(0.05)	$(0.05)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
POS operating revenue	$590	$473	$1,834	$1,850
TOS operating revenue	3,100	2,444	7,258	4,631
Total operating revenue	$3,690	$2,917	$9,092	$6,481

Cost of POS	614	676	2,139	2,030
Cost of TOS	1,008	566	2,585	1,740
Research and development	535	592	1,614	1,415
Sales and marketing	821	658	2,160	2,047
General and administrative	2,120	1,145	4,476	3,484

Loss from Operations	$(1,338)	$(720)	$(3,882)	$(4,235)

Other Income (Expense)	839	(265)	(1,239)	(43)

Net Income (Loss) before income tax expense	$(569)	$(985)	$(5,121)	$(4,278)
Income taxes	5	5	13	6
Net Income (Loss)	$(574)	$(990)	$(5,134)	$(4,284)

Condensed Consolidated Balance Sheets as of (Unaudited)

	January 31,	April 30,
	2014	2013
Cash and cash equivalents	$5,812	$9,561
Accounts receivable	3,123	500
Other current assets	281	315
Total current assets	9,216	10,376

Restricted cash	165	192
Property and equipment, net	421	414
Goodwill	669	669
Total assets	$10,471	$11,651

Accounts payable and accrued liabilities	$1,642	$1,815
Deferred revenue	2,095	1,114
Total current liabilities	3,667	2,929

Warrant liability	2,248	1,046
Redeemable common stock	-	16,882
Stockholders’ equity (deficit)	4,486	(9,206)
Total liabilities, redeemable common stock and stockholders’ equity (deficit)	$10,471	$11,651

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	January 31,
Cash flows from operating activities:	2014	2013
Net Loss	$(5,134)	$(4,284)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,968	1,934
Depreciation expense	158	153
Change in fair value of warrant liability	1,202	21
Changes in operating assets and liabilities	(1,752)	(956)
Net cash used in operating activities	(3,558)	(3,132)

Cash flows from investing activities:
Purchases of property and equipment	(164)	(35)
Net cash used in investing activities:	(164)	(35)

Cash flows from financing activities:
Private placement of common shares and warrants	-	9,195
Net cash provided by financing activities:	-	9,195

Exchange rate effect on cash and cash equivalents	(27)	25
Increase (decrease) in cash and cash equivalents	(3,749)	6,053
Cash and cash equivalents, beginning of period	9,561	4,716
Cash and cash equivalents, end of period	$5,812	$10,769